Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:    Brian D. Keogh
          425/453-9400

ESTERLINE TECHNOLOGIES TO SELL AUTOMATION SEGMENT;
FOCUS ON CORE AEROSPACE AND DEFENSE OPERATIONS

      BELLEVUE, Wash., July 31, 2002--Esterline Technologies (NYSE/ESL http://www.esterline.com), a leading specialty manufacturer for aerospace/defense markets, today announced that it plans to sell its Automation business segment. The segment consists of two separate companies, Excellon Automation Co. and W. A. Whitney Co., leading manufacturers of specialized equipment used in the manufacture of printed circuit boards and the fabrication of heavy plate steel, respectively.

      Robert W. Cremin, Esterline CEO, said, "...these operations are leading firms in their industries, with excellent market positions and superior reputations for quality and innovative products." Cremin said that the decision to exit these non-aerospace/defense businesses is a "...significant one and not made lightly." He said, "...our focus on pursuing a growth strategy in aerospace/defense helped tip the scales, and we believe that ultimately the Automation businesses will be better served by owners more involved in those industries." The company has engaged investment bankers to facilitate this process.

      Cremin said that the benefits of this decision are many, including "...clarifying Esterline's message to shareholders, focusing on our commitment to becoming a leading specialty niche supplier to the aerospace and defense industry, and highlighting the performance of the corporation's core operations."

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Page 2-ESTERLINE TO SELL AUTOMATION SEGMENT; FOCUS ON CORE AERO/DEFENSE OPERATIONS

      As part of the decision to sell the two companies, the Automation segment will be accounted for as a "discontinued operation" as defined by GAAP (Generally Accepted Accounting Principles) in the company's fiscal third quarter ended July 26. The company expects to report a $23 million charge net of tax, including losses of approximately $11 million incurred in the segment this fiscal year through the end of the third quarter, and a loss of $12 million anticipated for the period up to disposal date, including a loss on disposal of the net assets of the segment. As required by GAAP, all reported prior-period results will be adjusted to reflect the discontinuance.

      The company has also adjusted its previous full-year earnings per share guidance of $1.00 - $1.10 to reflect the decision to discontinue the Automation segment. Guidance for earnings per share from continuing operations for fiscal 2002 is now in a range of $1.30 - $1.40. Per GAAP, losses from discontinued operations are reported in the statement of operations net of taxes below earnings from continuing operations.

      Esterline will host a conference call to further discuss this announcement on Friday, August 2, 2002, at 8 a.m. PDT (11 a.m. EDT). Listeners may access the conference call live over the Internet at the following locations: www.esterline.com and www.ccbn.com.

      This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of Esterline, are not guarantees of future performance, and involve risks and uncertainties that are difficult to predict. Esterline's actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of current uncertainties associated with telecommunications and computer markets and other risks detailed in the company's public filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended October 26, 2001.

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